EXHIBIT 99.2

GALECTIN THERAPEUTICS, INC.

LETTER TO REGISTERED HOLDERS OF COMMON SHARES

Units Issuable

Upon Exercise of Subscription Rights

Enclosed for your consideration is a prospectus dated March [•], 2019 (the “Prospectus”) relating to a rights offering by Galectin Therapeutics, Inc. (the “Company”) to subscribe for units consisting of 0.3 shares of common stock, par value $0.001 per share (the “Common Stock”), and a warrant to purchase 0.075 shares of Common Stock (the “Units”), made to stockholders of record (the “Record Date Stockholders”) as of 5:00 p.m., Eastern Time, on [•], 2019 (the “Record Date”).

The Company is issuing non-transferable rights to subscribe for Units (the “Rights”) on the terms and subject to the conditions described in the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on [•], 2019 and ends at 5:00 p.m., Eastern Time, on [•], 2019, unless extended by the Company in its sole discretion (as it may be extended as described in the Prospectus, the “Expiration Date”).

As described in the Prospectus, Record Date Stockholders will receive, at no charge, one Right for each share of the Company’s Common Stock, owned on the Record Date. Each right gives the holder thereof the right to purchase from the Company one Unit at the subscription price (the “Subscription Price”). The Subscription Price for each share of common stock in the offering and the related warrant will be the lesser of (i) [•] (the “Initial Price”) and (ii) [•] ([•]% of the volume weighted average of our common stock for the five trading day period through and including the Expiration Date, as hereinafter defined (the “Alternate Price”). In addition, Rights holders who fully exercise their Basic Subscription Rights will be entitled to subscribe, at the Subscription Price, for additional Units that other Rights holders do not purchase through the exercise of their Basic Subscription Rights (the “Over-Subscription Right”). If sufficient remaining Units are available, all over-subscription requests will be honored in full. If requests for Units pursuant to Over-Subscription Rights exceed the Units available, the remaining Units will be prorated among those who properly exercised Over-Subscription Rights in proportion to their respective Basic Subscription Rights. We will not issue fractional shares of Common Stock. If the number of Rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares that you may purchase will be rounded down to the nearest whole share. Similarly, any warrants will be rounded down to the nearest whole share.

The Rights are represented by a subscription rights certificate (a “Subscription Rights Certificate”) issued in your name. The Rights are non-transferable, meaning that you may not sell, transfer or assign your Subscription Rights Certificate to anyone else.

In addition to the Prospectus, enclosed are copies of the following documents:

1.	Subscription Rights Certificate;

2.	Instructions for Use of Subscription Rights Certificate;

3.	IRS Form W-9 with Instructions;

4.	Form of Notice of Guaranteed Delivery; and

5.	Return envelope, addressed to Continental Stock Transfer & Trust Company (the “Subscription Agent”).

Your prompt attention is requested. To exercise your Rights, you should complete and sign the Subscription Rights Certificate and forward it, with payment of the Subscription Price in full for each Unit subscribed for pursuant to your Basic Subscription Right and Over-Subscription Right to the Subscription Agent, as indicated on the Subscription Rights Certificate. The Subscription Agent must receive the properly completed and duly executed Subscription Rights Certificate and full payment before 5:00 p.m., Eastern Time, on the Expiration Date, unless delivery of the Subscription Rights Certificate is effected pursuant to the guaranteed delivery procedures described in the enclosed Instructions and Notice of Guaranteed Delivery.

Your payment of the aggregate Subscription Price for all of the Units for which you have subscribed pursuant to the exercise of the Basic Subscription Right and the Over-Subscription Right must be made in U.S. dollars for the full number of Units for which you have subscribed in the rights offering by cashier’s or certified check drawn upon a United States Bank, payable to the Subscription Agent, or a wire transfer directly to the Subscription Agent as set forth below. If you submit a subscription payment that is insufficient to purchase the total number of Units for which you subscribed, or if the number of Units you requested is not specified in the subscription documents, the payment received will be applied to exercise your Rights to the fullest extent possible based on the amount of the payment received, subject to the availability of Units under the Over-Subscription Rights. If, on the Expiration Date, the Alternate Price is lower than the Initial Price, any excess subscription amounts paid by a subscriber (the “Excess Subscription Amount”) will be put towards the purchase of additional Units in the rights offering (either towards your Basic Subscription Right, if available, or towards the Over-Subscription Right if you have already exercised your Basic Subscription Right in full).

You will have no right to rescind your subscription after receipt of your payment of the subscription price, except as described in the Prospectus. Rights not exercised at or before 5:00 p.m., Eastern Time, on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO THE INFORMATION AGENT, BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., BY EMAIL AT SHAREHOLDER@BROADRIDGE.COM OR BY TELEPHONE AT 1-888-789-8409.